PRESS RELEASE Contact: John R. Exley, III Acorn Management Partners Jre@AcornManagementPartners.com Direct: 678-368-4002 Company Profile: NXOI.Acornmanagementpartners.com	For Immediate Release November 1, 2010

Next One Interactive Signs $15,000,000
 Purchase Agreement with Lincoln Park Capital
Fund, LLC

Ft. Lauderdale, FL, November 1, 2010 - Next One Interactive, Inc. (OTCBB:NXOI) (the "Company"), a provider of travel and real estate services, announced today that on October 26, 2010, it signed an equity purchase agreement for up to $15 million with Lincoln Park Capital Fund, LLC ("LPC"), a Chicago-based institutional investor.

"We are pleased to have partnered with LPC on this purchase agreement due to the successes that LPC has had with growing other companies by infusing their experience along with their capital.  We anticipate they will help us as well by funding our business on favorable terms which we believe will benefit all of our shareholders," said William Kerby, Vice-Chairman & CEO of Next One Interactive, Inc.  The proceeds of the financing will be used for the further development of the R&RTV Network and the Travel and Real Estate Video on Demand platforms.  Any additional funds will be used to improve other lines of business and to make acquisitions of companies in the same sector.

Upon signing the purchase agreement, LPC invested $200,000 in Next One as an initial purchase under the agreement at $.50 per share together with warrants to purchase additional shares at an exercise price of $1.00.  The Company, under the agreement, also has the right at its discretion to sell shares of its common stock to LPC from time to time over a 30-month period in amounts up to $500,000 and up to an additional $14.8 million depending on certain conditions as set forth in the purchase agreement including that a registration statement related to the transaction has been declared effective by the U.S. Securities & Exchange Commission ("SEC").

There are no upper limits to the price LPC may pay to purchase Next One common stock, and Next One will control the timing and amount of any sales of shares to LPC with the purchase price fixed on the date of sale and based on the prevailing market prices of the Company's shares for a period immediately preceding the sale.  The purchase agreement may be terminated by Next One at any time, at its sole discretion, without any cost or penalty.

The Company encourages a review of the more detailed description of the agreement as set forth in the Company's Current Report on Form 8-K filed with the SEC.

About Lincoln Park Capital (“LPC”)

LPC is an institutional investor headquartered in Chicago, Illinois. LPC’s experienced professionals manage a portfolio of investments in public and private entities. These investments are in a wide range of companies and industries emphasizing life sciences, energy and technology. LPC’s investments range from multiyear financial commitments to fund growth to special situation financings to long-term strategic capital offering companies certainty, flexibility and consistency. For more information, visit www.LincolnParkCapital.com.

About Next One Interactive Inc.

Next One Interactive Inc. (NXOI) is a multi-faceted media company, specializing in Travel and Real Estate. Next One delivers targeted content via digital platforms, including Satellite, Cable, Broadcast, Broadband, and Mobile. Along with the full-time R&R TV network, the company delivers its content and sponsors' messages on Video on Demand outlets, enhanced by interactive applications. The company also provides content in customized print publications. In today's digital market, Next One Interactive delivers both targeted information and entertainment to consumers. The company has created multiple revenue streams, including transactional commissions, referral fees, branded content, advertising, and sponsorship. The multiple revenue streams, delivered on integrated media platforms, allow for measurable return on investment to its advertisers, sponsors and business partners. For more information, please visit www.nxoi.com

Safe Harbor Statement

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plan, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to product and service demand and acceptance, changes in technology, economic conditions, the impact of competition pricing, government regulation, and other risks described in statements filed from time to time with the Securities and Exchange Commission. All such forward-looking statements whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by the cautionary statements that may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.  #  #  #